Exhibit 4.18

MASTER SERVICES AGREEMENT

(For All CRO Services)

This Master Services Agreement (this “Agreement”) is made as of the 20th day of July, 2017 (the “Effective Date”) by and between Cato Research Canada Inc., a Quebec corporation headquartered at 9900 Cavendish Boulevard, Suite 300, Saint-Laurent, Quebec, Canada H4M 2V2 (“CRC”), and XORTX Pharma Corp., a form of organization with offices located at 4000, 421 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 (“XORTX”). Each of CRC and XORTX may be referred to herein separately as a “Party” and collectively as the “Parties.” As used in this Agreement, “Affiliate(s)” means any corporation, firm, partnership, or other entity which controls, is controlled by or is under common control with a Party. For the purpose of this definition, “control” shall mean the power to direct, or cause the direction of, the management and policies of an entity through the ownership, directly or indirectly, of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity, by contract, or by ownership interest.

WHEREAS, XORTX is engaged in the evaluation, development, commercialization or marketing of biologics, pharmaceutical agents, medical devices and/or other life sciences technologies (collectively, “Products”); and

WHEREAS, CRC is a contract research and development organization providing a broad range of services for the evaluation, development, commercialization or marketing of new biologics, pharmaceutical agents, medical devices and/or other life sciences technologies; and

WHEREAS, XORTX wishes to retain CRC, and CRC wishes to be retained by XORTX, to assist XORTX with certain aspects of the evaluation, development, commercialization or marketing of such Products or otherwise to provide certain consulting services as specified by XORTX from time to time; and

NOW, THEREFORE, in consideration of the foregoing premises and the promises, benefits, rights, and obligations set forth below, the Parties agree as follows:

1.Work Orders for CRO Services.

1.1CRC shall provide services to XORTX, as requested by XORTX from time to time in accordance with the terms of this Agreement (the “CRO Services”). Requested CRO Services may include any area of services customarily undertaken by CRC, including without limitation the areas of clinical trials, clinical monitoring, site management, medical monitoring and pharmacovigilance or safety services.

1.2If XORTX wants CRC to perform CRO Services and CRC wishes to perform such Services, the Parties shall prepare a Work Order in a form acceptable to both Parties, which Work Order shall contain, at a minimum, the CRO Services to be performed and the compensation therefore. It may also include any other requirements or obligations agreed upon by the Parties and not set forth herein. If CRC submits a proposal and such proposal is executed by both Parties with the intent that it be performed as a Work Order then it shall be deemed a Work Order. Each Work

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Order shall be deemed a part of this Agreement and incorporated into it, but no Work Order shall be deemed part of another Work Order unless specifically so stated in the applicable Work Order.

1.3CRC shall not be obligated to perform the CRO Services described in any proposal, draft work order or similar document until such time as the Work Order related to such CRO Services has been signed by both Parties.

1.4If the terms of a Work Order conflict with those of this Agreement, then the terms of this Agreement shall control unless otherwise specifically stated in the Work Order. If either Party sends a purchase order, confirmation, or similar form, then the terms of this Agreement and not those in such additional document shall control; the Parties agree that any additional or different terms in such form, now or in the future, are void even if the form indicates that it shall control.

1.5Unless a Work Order specifies to the contrary, CRC may subcontract some or all of its obligations under such Work Order to an Affiliate provided that such Affiliate is bound by confidentiality obligations at least as protective of XORTX’s confidential information as those in this Agreement. CRC shall be equally responsible for the performance of such Affiliate as CRC would be if it performed such obligations itself.

1.6If a Work Order is unclear, ambiguous, or permits different understandings of the CRO Services to be performed, the Parties shall use good faith efforts to resolve such ambiguity, it being understood that such resolution may result in an adjustment to the budgeted costs.

1.7If the scope or definition of the CRO Services changes, including without limitation a change in the number of units of any CRO Services as specified in the budget for the applicable Work Order, and the additional cost of such additional CRO Services does not exceed ten percent (10%) of the budget for the CRO Services as set forth in the applicable Work Order, CRC will notify XORTX of the changes and, upon XORTX’s written or email authorization, will commence performance of the additional CRO Services without a formal Work Order amendment. CRC will thereafter formalize the changes by providing to XORTX a formal amendment to the Work Order reflecting the authorized changes; XORTX shall timely sign such amendment, but shall nevertheless be obligated to pay for the additional CRO Services based on the previously-given authorization to proceed even if the Work Order amendment is never signed. The same process shall be followed with respect to changes requested in excess of ten percent (10%) of the applicable budget; provided however, CRC shall not be obligated to commence performance of the additional CRO Services without a prior written Work Order amendment signed by XORTX.

1.8If any regulations to which the CRO Services are subject are modified, CRC is hereby authorized, without any action required on the part of XORTX, to immediately commence undertaking the CRO Services in compliance with the revised regulations without a formal amendment to the applicable Work Orders. To the extent that compliance with the revised regulations results in an increased cost of the CRO Services, CRC will thereafter formalize the changes by providing to XORTX a formal amendment to the Work Order reflecting the changes to the cost of the CRO Services reasonably and necessarily incurred as a result of the regulatory changes. XORTX shall timely sign such amendment, but shall nevertheless be obligated to pay for

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necessary and reasonable additional CRO Services to address the regulatory changes, even if the Work Order amendment is never signed.

1.9Unless specifically included in an applicable Work Order, CRC will not collect or report to XORTX any payments made which may be reportable under the Physicians Payment Sunshine Act. If collection and reporting obligations are specified in an applicable Work Order, CRC shall report the required information based no payments made by CRC, and CRC shall have no obligations with respect to any payments made by XORTX; XORTX shall aggregate its own information from all sources and make its report to the Centers for Medicare and Medicaid Services.

1.10Subject to the terms of Section 1.7 or 1.8, a Work Order may only be amended in writing with the signature of both Parties.

2.Performance of CRO Services.

2.1CRC shall use commercially reasonable efforts to perform the CRO Services in accordance with the specifications, instructions, and guidelines in each Work Order and this Agreement in all material respects. CRC shall use its own protocols in the performance of CRO Services unless specified to the contrary in the applicable Work Order.

2.2All CRO Services performed by CRC shall be performed in conformity with all applicable international, federal, state and local laws and regulations, including without limitation, as applicable, current Good Laboratory Practices, Good Manufacturing Practices, Good Clinical Practices, ICH Guidelines, and all applicable FDA regulations.

3.XORTX Obligations. XORTX shall undertake the following obligations with respect to the performance of this Agreement, in addition to any other obligations outlined herein or in the applicable Work Order.

3.1XORTX shall use commercially reasonable efforts to deliver all information and materials reasonably required for CRC’s performance of CRO Services in accordance with mutually agreed upon timelines.

3.2XORTX shall immediately inform CRC of any safety concerns or serious adverse events related to a Product ₹hat is the subject of the CRO Services.

3.3XORTX shall use commercially reasonable efforts to not take any actions or participate in any activities that are intended to, or can be reasonably expected to, disrupt or interfere with CRC’s obligations under this Agreement.

3.4CRC believes all data, information and analysis provided and all reports generated as Deliverables (as defined below) will be accurate and reliable, but XORTX is ultimately and solely responsible for its use of the Deliverables or other matter or information produced or provided under this Agreement.

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4.Compensation.

4.1XORTX shall pay CRC for the CRO Services as specified in the Work Order governing such CRO Services. If travel time is not included in the applicable unit price on the Work Order, then it shall be billed as out of scope work time, with the understanding that, to the extent practical, travel time shall be used to perform CRO Services for XORTX.

4.2Unless otherwise specified in the applicable Work Order, XORTX shall reimburse CRC for out-of-pocket expenses reasonably incurred in performance of the CRO Services under this Agreement including, but not limited to, third-party fees and expenses, pass-through expenses, telephone, facsimile, messenger, postage and other communication costs, document copying and retrieval, on-site and off-site storage fees, computer research fees and filing fees, reasonable transportation, lodging, and meal expenses for travel to sites away from CRC’s office, and travel between CRC offices (collectively, “Expenses”); provided however, that advanced written approval is required from XORTX for any Expense which exceeds five hundred Canadian dollars (C$500). To the extent CRC pays fees to any third party on behalf of XORTX with respect to which payments a form of administrative fee is not specifically covered in the applicable Work Order, then a two percent (2%) administrative charge shall be assessed by CRC and paid with respect to each such payment by CRC.

4.3Invoices for CRO Services and Expenses shall be in Canadian dollars unless the Work Order related to such CRO Services or Expenses specifies a different currency shall be sent monthly, and shall itemize the CRO Services performed and Expenses incurred. XORTX shall pay all invoices in the currency of the invoice within thirty (30) days of the date of the invoice via wire transfer, per wire instructions which shall be provided by CRC. In addition to paying the amount due with respect to CRO Services and Expenses, XORTX shall also make additional payments for any federal, state, county, local or governmental taxes, duties, excise taxes, now or hereafter applied including sales tax, value added tax, or any similar tax. No deduction shall be made from the amount due or paid as a result of any taxes or withholding that may occur by governments with respect to payments made to CRC from outside Canada or as a result of any taxes paid by XORTX. Except as specified in Section 4.4, payment shall be in the full amount specified on the invoice. Except as otherwise set forth below or in an applicable Work Order, any and all payments made hereunder are nonrefundable.

4.4If XORTX disputes the amount due on any invoice, then XORTX must notify CRC of such dispute before the payment due date and pay such amount as is undisputed by the payment due date. Both Parties shall act in good faith to promptly resolve such dispute, and upon resolution of the dispute, any amount remaining due shall be paid within fifteen (15) days after the resolution.

4.5If all or any undisputed portion of an invoice remains unpaid when due, then such unpaid portion shall accrue a finance charge of 1.25% per month from the date of the invoice until paid. For the avoidance of confusion, in calculating finance charges related to disputed invoices, an invoice (or portions thereof, as applicable) shall be deemed to have been due such that finance charges begin to accrue: (a) thirty (30) days after the date of the original invoice if the invoice is determined to have been correct; or (b) if the dispute relates to incomplete or incorrect work then fifteen (15) days after the date on which it is determined all obligations for payment of each

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disputed amount were met under the Work Order such that payment of such amount should have been made. XORTX shall reimburse CRC on demand for all reasonable out-of-pocket costs and expenses CRC incurs in enforcing payment of an overdue invoice, including, without limitation, attorneys’ fees and expenses. Payments received from XORTX by CRC on an overdue invoice shall be first applied to costs of collection, then to accrued interest, and then to the unpaid balance of the invoice. If XORTX has more than one overdue invoice, CRC may, in its discretion, allocate collection costs among the invoices and apply payments against the invoices.

4.6Except as otherwise set forth herein, any and all payments made hereunder are nonrefundable.

5.Term and Termination.

5.1The term of this Agreement shall be five (5) years from the Effective Date and it shall automatically renew for additional one (1) year terms unless, at least sixty (60) days before the expiration of any term, a Party gives written notice to the other Party that it does not want to renew this Agreement; provided however, that if the term of a Work Order extends beyond the term of this Agreement, then this Agreement will continue in effect as to that Work Order (only) until the completion or termination of such Work Order and all wind-down CRO Services related to such Work Order.

5.2Either Party may terminate a Work Order upon the other Party’s material default under this Agreement with respect to such Work Order, provided that the terminating Party has given the defaulting Party not less than thirty (30) days’ prior written notice of such default and the defaulting Party has not cured such default by the end of the notice period. Termination of a Work Order based on an uncured default does not give rise to the right to terminate any other Work Order or this Agreement.

5.3Except with respect to Work Orders for clinical trials, either Party may terminate a Work Order at any time upon no less than sixty (60) days’ prior written notice to the other Party. With respect to Work Orders for clinical trials, only XORTX may terminate at any time upon no less than sixty (60) days’ prior written notice to CRC.

5.4Upon early termination of a Work Order, CRC shall invoice XORTX and XORTX shall pay CRC for all CRO Services rendered and Expenses incurred through the date of termination in accordance with Section 4 above. CRC’s compensation under any Work Order being paid on a fixed-fee basis or on any payment schedule which is other than either time-and-materials or a unit-based budget, the Work Order shall be converted to a time-and-materials basis in accordance with CRC’s current rates, and CRC shall be paid for all CRO Services performed and Expenses incurred through the date of termination.

5.5If XORTX terminates a Work Order under Section 5.3 or CRC terminates a Work Order under Section 5.2, then, in addition to payments made under Section 5.4, XORTX shall (a) reimburse CRC for any and all non-cancelable obligations of CRC to third parties related to the terminated Work Order, and (b) XORTX shall also pay CRC (i) twenty-five percent (25%) of the estimated remaining unbilled amounts associated with the Work Order if the termination is due to

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discontinuance of the clinical trial being performed by CRC under the Work Order as a result of adverse events or order of the FDA or other applicable regulatory authority, or (ii) forty percent (40%) of the estimated remaining unbilled amounts associated with the Work Order in all other circumstances. In calculating the termination fee with respect to any Work Order being paid on a fixed-fee basis CRC shall be entitled to the applicable percentage of the remaining fixed fee after deduction of the payments already made for CRO Services. CRC shall use its best efforts to mitigate any costs to XORTX and avoid incurring any non-cancelable obligations after its receipt of notice of termination,

5.6Any termination fee paid pursuant to Section 5.5 shall provide XORTX with a “Termination Credit” in the amount paid. The Termination Credit will be applied, until used in full or its expiration, as payment for 50% of the Fees on any “New Work Order.” As used in the preceding sentence, “New Work Order” shall mean any Work Order (a) for which the CRO Services commence not later than twelve (12) months after termination of the Work Order with respect to which the credit was created; and (b) which is for new CRO Services which are both (i) unrelated to the terminated Work Order and (ii) are not out-of-scope amendments for any Work Order already in effect. If no New Work Order is executed such that the CRO Services commence not later than twelve (12) months after termination of the Work Order with respect to which the credit was created, the Termination Credit shall expire.

5.7Upon early termination of a Work Order, CRC shall inform XORTX of the extent to which it expects work in progress to be completed as of the termination date and CRC shall (unless otherwise instructed by XORTX) take steps to wind-down work in progress in an orderly fashion. In addition to all other amounts payable to CRC, XORTX shall pay CRC for such wind-down CRO Services on a time-and-materials basis at CRC’s current rates for all reasonable and customary wind-down CRO Services performed and Expenses incurred by CRC. If XORTX instructs CRC not to complete such wind-down CRO Services, CRC shall, upon notification of the termination of the Work Order, promptly cease providing CRO Services and incurring costs to the extent practicable. In any such event, XORTX shall be deemed to have released CRC from all legal liability and to have covenanted not to sue CRC on any claims related to failure to perform and the failure to complete reasonable and customary wind-down CRO Services.

5.8In addition to termination of this Agreement under Sections 5.1-5.3, at any time CRO Services under all Work Orders have been completed or terminated such that there is no request for CRO Services pending, either Party may terminate this Agreement by giving written notice of termination to the other Party.

5.9The remedies set forth in this Section 5 are not meant to limit any additional remedies available to a Party for breach of this Agreement by the other Party.

6.Suspension of CRO Services.

6.1If XORTX should, for any reason, suspend the CRO Services to be provided under any Work Order for a period of thirty (30) days, then at the end of such thirty (30) day period CRC may invoice XORTX and XORTX shall pay for all CRO Services which have been performed through the date of suspension which have not been invoiced previously. For any Work Order

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being paid on a unit-based budget basis, payment shall be made for each partially completed unit on a time-and-materials basis related to the CRO Services undertaken for each such unit. For any Work Order being paid on a fixed-fee basis or on any payment schedule which is other than either time-and-materials or a unit-based budget, all CRO Services performed shall be converted to a time-and-materials basis in accordance with CRC’s current rates and CRC shall be paid for all CRO Services performed and Expenses incurred through the date of suspension.

6.2CRC may in its sole discretion suspend its performance of CRO Services if an undisputed invoice is sixty (60) days or more overdue, and CRC may refrain from resuming performance of CRO Services until all overdue undisputed invoices have been paid in full. If CRC should suspend the CRO Services pursuant to this Section 6.2, and in the further event that the suspension shall remain in place for a period of at least thirty (30) days, then at the end of such 30-day period, CRC may invoice XORTX and XORTX shall pay for all CRO Services which have been performed through the date of suspension which have not been invoiced previously in the same manner as set forth in Section 6.1.

6.3Any CRO Services performed related to a Work Order, during a period when it is under suspension shall be invoiced on a time-and-materials basis at CRCS’s then-current rates.

6.4Upon suspension of CRO Services, CRC may reassign its personnel assigned to the suspended Work Order unless a retainer fee in an amount to be agreed upon by the Parties at such time is paid in advance of each month during which XORTX wishes to reserve the assigned personnel. Payment of such retainer will ensure CRC will not reassign the designated personnel such that they are unavailable to provide the CRO Services upon resumption of CRO Services.

6.5If any suspension initiated continues for a period of ninety (90) days, then unless either a retainer is being paid pursuant to Section 6.4 or the Parties agree to the contrary, at the end of the 90-day period the Work Order shall be deemed terminated either by XORTX without cause or by CRC with cause, as applicable, such that the terms of Section 5.5 shall apply.

6.6The resumption of CRO Services after any suspension shall be subject to any additional costs which may be incurred as a result of the Work Order having been suspended and then restarted, including without limitation the training of new personnel if the retainer has not been paid for personnel to remain with the project.

7.Confidential Information.

7.1For purposes of this Section, the Party disclosing Confidential Information is known as “Disclosing Party” and the Party receiving information is known as “Receiving Party.” As applied to CRC, each of these terms shall include CRC and any applicable Affiliates within the definition.

7.2“Confidential Information” means: (i) all information furnished by the Disclosing Party to the Receiving Party in tangible, visible, electronic or verbal form or by observation or by any other means, including, but not limited to, business plans, protocols, processes, samples, formulae, chemical entities, compounds, mixtures, prospective and current products, clinical data and analyses, test results, toxicology and pharmacology information, study procedures and

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manuals, pharmacy dispensing instructions, case report forms and their content, statistical reports, project management and staffing, manufacturing processes, nonpublished patent applications, financial data, forecasts and projections, proprietary software and database structures, research, “know-how,” technology under development, marketing information, agreements with or proprietary information of third parties, licensors and licensees and strategic partners, regardless of whether such disclosures are marked or otherwise designated as “Confidential”; and (ii) the terms and conditions of this Agreement, all proposals and requests for proposals (including those submitted to the Receiving Party prior to the date of this Agreement and marked as Confidential at the time of delivery), and the existence of the discussions between the Parties to which this Agreement pertains.

7.3No information shall be within the above definition of Confidential Information if it:

(a)is generally known to the public at the time the Disclosing Party discloses it to any Receiving Party;

(b)becomes generally known to the public subsequent to the time of the Disclosing Party’s disclosure to any Receiving Party without any fault or disclosure on the part of such Receiving Party;

(c)was known to any Receiving Party prior to the disclosure by the Disclosing Party, free of any obligation of confidence, as evidenced by such Receiving Party’s written records;

(d)is independently developed by such Receiving Party without reference to or reliance on the Confidential Information as evidenced by Receiving Party’s written records;

(e)is, to such Receiving Party’s knowledge, rightfully communicated to it free of any obligation of confidence by anyone who is not a Party to this Agreement; or

(f)is communicated by the Disclosing Party free of any obligation of confidence to anyone that is not a Party to this Agreement.

By way of example and not limitation, information is not generally known to the public if it is not available without considerable research or if it can be primarily located in cached memories of materials otherwise deleted from internet sources. Notwithstanding the foregoing, specific Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is within the scope of more general information within one or more of the exclusions. Further, any combination of Confidential Information (whether or not combined with non-confidential information) shall not be deemed to be within the above exceptions merely because one or more individual items of Confidential Information are within the above exceptions. In furtherance but not limitation of the preceding sentence, any combination of items of Confidential Information shall not be deemed to fall within the foregoing exclusions merely because any or all of the items are published or otherwise in the rightful possession of the Receiving Party unless the combination itself and the principle of its use are published or otherwise in the rightful possession of the Receiving Party.

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7.4Receiving Party shall neither use nor reproduce Disclosing Party’s Confidential Information except as necessary for: (a) negotiations, discussions and consultations with the personnel or authorized representatives of Disclosing Party; or (b) for the purpose of performing its obligations under this Agreement. Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Receiving Party shall, when requested by Disclosing Party in writing, promptly return to Disclosing Party all of the Confidential Information provided by Disclosing Party, except that Receiving Party may retain one (1) copy for recordkeeping purposes and Receiving Party shall not be required to remove or destroy any Confidential Information contained on backup media as a result of systematic backups of Receiving Party’s computer system, provided that Receiving Party shall not access such backup media for the purpose of recovering the Confidential Information.

7.5Receiving Party shall not disclose, without the prior written consent of Disclosing Party, any of Disclosing Party’s Confidential Information to any third party other than Receiving Party’s, and its Affiliates’, directors, officers, employees, agents and consultants, hospital or institution authorities, Institutional Review Board members, clinical investigators, and others who are involved in fulfilling Receiving Party’s obligations under this Agreement and who, in each case, (a) need to know such information for the purposes of performing such obligations and (b) are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein. With respect to the obligation in 7.5(b) it shall be deemed met as to disclosures by CRC of XORTX’s confidential information if XORTX has in place a nondisclosure agreement with the third party related to XORTX’s Confidential Information. Receiving Party shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by Receiving Party’s, and its Affiliates’, directors, officers, employees, agents or consultants except as provided in this Agreement.

7.6If any Disclosing Party’s Confidential Information is required to be disclosed by Receiving Party to any government or regulatory authority or court entitled by law to disclosure of the same, Receiving Party shall not, unless required by law, order, regulation or ruling, disclose Confidential Information until the Disclosing Party has first (a) received prompt written notice of such requirement to disclose and (b) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed. The Receiving Party shall, at the expense of the Disclosing Party, provide the Disclosing Party with any reasonable assistance requested, and shall not oppose reasonable actions by the Disclosing Party to assure confidential treatment. If the Disclosing Party is unable to obtain such protective order or other appropriate remedy, the Receiving Party and its Representatives will furnish only that portion of the Confidential Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section 7.6 shall not affect or lessen the Receiving Party’s obligations hereunder.

7.7For purposes of this Agreement, the Parties hereby acknowledge and agree that, subject to the exceptions set forth in Section 7.3, this Agreement shall be considered XORTX’s Confidential Information; provided however, that either Party may disclose the terms of this Agreement to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality, nondisclosure and nonuse thereof

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7.8Receiving Party’s obligations under this Section 7 shall terminate with respect to any Confidential Information of Disclosing Party five (5) years after the date of disclosure.

8.Protected Health information. The Parties recognize that the Act Respecting the Protection of Personal Information in the Private Sector requires CRC to protect the privacy and security of protected health information that may be acquired in the course of performing this Agreement. The Parties agree to comply with this statute and other applicable laws and governmental regulations governing protected confidential health information.

9.Ownership.

9.1Upon the creation of each Deliverable, XORTX is granted a license to use the Deliverable for the purpose contemplated by the Parties at the time of its creation. Such license shall terminate upon the earliest of the following: (a) payment of all amounts invoiced for the Deliverable, at which time XORTX shall own all right, title, and interest in and to all data, information, improvements, discoveries, inventions, printed materials, and other work product contained therein which is specific to the Deliverable; or (b) the passage of three (3) months after delivery of the applicable invoice without payment and without any notification from XORTX that there is a dispute about the invoice; or (c) the passage of one (1) year after delivery of a disputed invoice with no resolution, provided however, if at such time the invoice is in the process of formal dispute resolution in mediation, court or arbitration, then thirty (30) days after the date on which the amount due is finally determined by the finder of fact or by settlement. To the extent not covered by the preceding sentence, and except as limited by Section 9.2, all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship included in the Deliverable shall be treated in the same manner as the Deliverable and as specified in the preceding sentence. At such time as XORTX owns the Deliverable and all intellectual property rights related thereto, CRC irrevocably assigns and transfers to XORTX any and all right, title, or interest CRC may have in such Deliverable. Upon request of XORTX and at XORTX’s expense, CRC shall take such further actions, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Deliverable and for the purpose of vesting title thereto in XORTX. As used herein, “Deliverable” shall mean reports, information or other matters which are physically delivered (whether in hard copy or electronically) to XORTX in accordance with the terms of the Work Order. To the extent the Work Order requires CRC to undertake general consulting services pursuant to which CRC provides generic explanations or information, only such part of any deliverable which contains XORTX-specific analysis shall be deemed a Deliverable subject to the terms of this Section 9.1. Notwithstanding any other provision of this Agreement to the contrary, (x) with respect to Deliverables relating to an invoice for which only a portion of amount due is disputed, if the disputed and unpaid amount is the lesser of (i) twenty-five thousand dollars ($25,000) or (ii) an amount not to exceed 20% of the amount invoiced for the Deliverable, and if XORTX has paid in full the undisputed amount, then upon such payment XORTX shall own all right, title, and interest in and to such Deliverable and (y) CRC may not transfer or place any liens or encumbrances on the applicable Deliverable until all disputes relating to the invoice for the Deliverable have been finally adjudicated in accordance with this Agreement.

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9.2Notwithstanding the foregoing Section 9.1, XORTX acknowledges that within the scope of the business practices of CRC and its Affiliates, they possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual property and business assets, including forms, templates, analytical methods, protocols, procedures and techniques, computer technical expertise and software, independently developed or otherwise owned by CRC and its Affiliates and not specifically related to the Deliverables. In addition, during the course of performing or incidental to the CRO Services, CRC or its Affiliates may develop forms, templates, analytical methods, protocols, procedures and techniques, functions, computer code, database structures and other property that are not specific to the general functionality of the Deliverables, not specific to any Product unique to XORTX, and which does not in its generic form rely on or otherwise incorporate any Confidential Information of XORTX (collectively, the “Cato Property”). XORTX and CRC agree that any Cato Property used, improved or modified by CRC or its Affiliates under or during the term of this Agreement shall be deemed Cato Property and owned solely by CRC or its Affiliates. If any Cato Property is incorporated into the Deliverables, then CRC hereby grants to XORTX a fully paid-up, non-exclusive, perpetual worldwide license to use such Cato Property (without representation or warranty and without right to sublicense or otherwise transfer without the prior written consent of CRC), to the extent necessary to use such Deliverables as was anticipated by the Parties.

9.3CRC and its Affiliates shall be free to use and employ the general skills, know-how, and expertise of their employees, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned by their employees and consultants during the course of any assignment, so long as they acquire and apply such information without disclosure of any Confidential Information of XORTX and without any unauthorized use or disclosure of any Deliverable.

10.Representations and Warranties.

10.1CRC represents and warrants that CRC has the experience, capability, personnel and resources necessary to perform CRO Services under this Agreement and each Work Order in a commercially reasonable manner.

10.2XORTX represents and warrants that it has the ability to comply with and perform all financial obligations under this Agreement. XORTX further represents and warrants that it owns or otherwise has all necessary rights in and to the Product and all intellectual property rights therein (including without limitation the patent rights in all Products) so as to permit use of the Product and such intellectual property by CRC as contemplated in each Work Order: no third party has any right to prevent or to claim a payment is due from CRC as a result of its use of any Product or of the intellectual property rights therein as contemplated in any Work Order.

10.3Each Party represents and warrants that (a) it has the corporate power and authority to enter into and perform its obligations under this Agreement and any Work Order; and (b) entering into and performing this Agreement and any Work Order will not conflict with or result in a violation of any of the terms or provisions, or constitute a default under any of its organizational documents, any mortgage, indenture, lease, contract or other agreement or instrument binding upon it or by which any of its properties are bound, or any permit, concession,

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franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or its properties.

10.4Except as set forth in this Section 10, CRC makes no warranty, either express or implied, including without limitation the warranties of merchantability, fitness for a particular purpose, title and non-infringement as to any matter, and further including but not limited to the CRO Services, results of CRO Services, any Deliverables or any other matter or information produced or provided under this Agreement. Without limiting the foregoing, CRC does not warrant, guarantee, or make any warranty regarding the use, or the results of the use, of the Deliverable, reports, analyses, documents, memoranda or any other matter or information produced or provided under this Agreement.

11.CRC Personnel.

11.1CRC shall be responsible for all aspects of the labor relations of the personnel undertaking the CRO Services including, but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime, and job assignments. XORTX shall have no power or authority in these areas. CRC shall ensure the payment of all contributions and taxes imposed by any federal or state governmental authority with respect to or measured by wages, salaries, or other compensation paid to persons employed to undertake the CRO Services.

11.2XORTX understands that the performance of CRO Services requires special skills, training and experience. XORTX further understands that CRC and its Affiliates have expended considerable sums to train their personnel to perform the CRO Services requested by XORTX from time to time under this Agreement, and CRC will give XORTX access to experienced and highly skilled practitioners. When CRC or its Affiliates lose personnel, CRC or its applicable Affiliate incurs significant expenses in hiring and training his or her replacement. Accordingly, during the term of this Agreement and for a period of one (1) year after the termination or expiration of the last Work Order to terminate or expire under this Agreement, XORTX agrees that it will not without CRC’s written permission and payment of a fee, hire as an employee or independent contractor any employee or independent contractor of CRC or its Affiliates who has participated in the performance of CRO Services under this Agreement until after the date on which such person has ceased to be employed or retained by CRC or its applicable Affiliate for a period of not less than twelve (12) months. If permission is given, XORTX will pay CRC, or the applicable CRC Affiliate, a fee equal to the first year annual guaranteed salary (base and any guaranteed bonus) of the hired person to reimburse CRC for the estimated costs of hiring and training replacement personnel. Such fee shall be paid in cash no later than thirty (30) days after the date on which such employee begins employment or contractual work with XORTX. Each CRC Affiliate shall be a third party beneficiary for the purposes of being able to enforce this Section 11.2.

12.Indemnification.

12.1XORTX shall indemnify, defend and hold harmless each CRC Indemnified Party from and against all Losses resulting from, related to or (as appropriate) alleging any CRC Indemnified Conditions. The foregoing indemnification obligations of XORTX under this Section

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12.1 shall not include any Losses incurred by CRC when, and to the extent that, such Losses result from or are related to (a) the negligence, intentional misconduct or intentional omission of the CRC Indemnified Party, (b) the breach of this Agreement by CRC, an Affiliate of CRC or any other person for whose actions CRC is liable under this Agreement or applicable law, or (c) the violation by CRC, its directors, officers, employees or agents of any applicable law, regulation or other government requirement where such violation was caused by the conduct of the relevant CRC Indemnified Party and where CRC is seeking indemnification due to such breach.

12.2CRC shall indemnify, defend and hold harmless each XORTX Indemnified Party from and against all Losses resulting from, related to or (as appropriate) alleging any XORTX Indemnified Conditions,. The foregoing indemnification obligations of CRC under this Section 12.2 shall not include any losses incurred by XORTX when, and to the extent that, such Losses result or are related to (a) the negligence, intentional misconduct or intentional omission of the XORTX Indemnified Party; (b) the breach of this Agreement by XORTX, an affiliate of XORTX, or any other person for whose actions XORTX is liable under this Agreement or applicable law; or (c) the violation by XORTX, its directors, officers, employees or agents, of any applicable law, regulation or other governmental requirement. Notwithstanding the foregoing, CRC shall not be liable for, and this Section 12.2 does not require CRC to provide indemnification with respect to, the actions or omissions of any third party which CRC hires (excluding Affiliates of CRC) at XORTX’s request to provide services hereunder.

12.3If an Indemnified Party receives notice of any claims for which the Indemnified Party wishes to seek indemnity under this Agreement, then the Indemnified Party shall promptly provide prompt written notice of the claim no later than thirty (30) calendar days following its notice of the claim to the Party required to provide indemnification by Section 12.1 or 12.2. The failure of an Indemnified Party to promptly provide such notice will not relieve the indemnifying Party of any indemnification responsibility under this Section 12, except to the extent, if any, that such failure materially prejudices the ability of the Indemnifying Party to defend such claims. The indemnifying Party shall have the right to control the defense or settlement of the claims with counsel of its own choosing provided that such counsel is reasonably acceptable to the Indemnified Party and provided further that the Indemnified Party will he entitled, at the Indemnified Party’s expense, to participate with its own counsel in such defense and settlement. The Indemnified Party shall at all times cooperate in the investigation and defense of such claims and promptly deliver to the indemnifying Party (or its counsel) such information related to the basis for the claims as the indemnifying Party (or its counsel) may reasonably request. If the indemnifying Party declines to assume defense of any claim, and it is later determined by a court of competent jurisdiction that such claim was eligible for indemnification under Section 12.1 or 12.2, as applicable, then within thirty (30) calendar days following such determination, the Indemnifying Party shall reimburse the Indemnified Party in full for all judgments, costs and expenses (including reasonable attorneys’ fees) incurred in connection with such claim. The indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if such settlement: (a) materially diminishes any of the Indemnified Party’s rights under this Agreement and/or the Work Order or seeks to impose additional obligations on the Indemnified Party; or (b) arises out of or is a part of any criminal action, suit or proceeding or contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnified Party.

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12.4Definitions. The following definitions apply in this Section 12:

(a)“CRC Indemnified Party” means CRC and its Affiliates and the directors, officers, employees, consultants and agents of CRC and/or its Affiliates.

(b)“XORTX Indemnified Party” means XORTX and its Affiliates and the directors, officers, employees, consultants and agents of XORTX and/or its Affiliates.

(c)“Indemnified Party” means either a CRC Indemnified Party or an XORTX Indemnified Party.

(d)“Losses” mean all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including (without limitation) actual attorneys’ fees and expenses, whether arising in tort or in contract, in law or in equity. arising from a claim brought by a third party, in response to any legal proceeding brought by a third party or occurring due to any contractual obligation to indemnify, defend and/or hold harmless any third party.

(e)“CRC Indemnified Conditions” means:

(i)the CRO Services;

(ii)the use of Deliverables;

(iii)any harm or bodily injury caused by any Product;

(iv)the infringement of or use of any intellectual property right or proprietary right in relation to XORTX’s Products, programs, procedures, materials, data, or other information used by, or on behalf of, or furnished by or on behalf of, XORTX in connection with this Agreement or the provision of CRO Services under this Agreement;

(v)the material breach of this Agreement by XORTX or by any other person for whose actions XORTX is liable under this Agreement or applicable law;

(vi)the negligence, intentional misconduct or intentional omission of XORTX or of any employee, contractor, agent or representative of XORTX; or

(vii)any request for deposition, documents or other information legally compelled including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with XORTX’s litigation, arbitration or other proceeding with any third party where CRC and/or any of its Affiliates are not also a party or in any investigation of XORTX by any governmental authority.

(f)“XORTX Indemnified Conditions” means:

(i)the negligence, intentional misconduct or intentional omission of CRC or any employee, contractor, agent or representative of CRC;

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(ii)the material breach of this Agreement by CRC or any other person for whose actions CRC is liable under applicable law or this Agreement;

(iii)the violation by CRC, its directors, officers, employees or agents, of applicable law, regulation or other governmental requirement;

13.Insurance.

13.1XORTX shall maintain in full force and effect customary insurance coverage for all XORTX Products, clinical trials or other projects related to the CRO Services, including, without limitation, products liability, general liability, and related insurance coverage with policy limits in an amount XORTX’s senior management reasonably determines to be sufficient to support XORTX’s indemnification obligations hereunder, but as of such date as XORTX commences a clinical trial for which CRC or its Affiliates provide CRO Services, then in no event less than S5,000,000 per occurrence as it relates to clinical trials. Upon completing or otherwise terminating each clinical trial for which CRC provides CRO Services, XORTX shall purchase and maintain a tail policy to cover claims first made and/or reported after completion of such clinical trial.

13.2XORTX’s insurance policy(ies) covering any clinical trial shall name CRC and its respective officers, directors and employees as additional named insureds with a broad form additional insured endorsement (acceptable in form and content to CRC) and shall indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CRC. At CRC’s request, XORTX shall provide CRC with an additional insured certificate and a copy of the additional insured endorsement from XORTX’s insurance carrier.

13.3CRC shall maintain in full force and effect, at no cost to XORTX, customary insurance coverage for the CRO Services to be undertaken under each Work Order with policy limits in an amount CRC’s senior management reasonably determines to be commercially reasonable under the circumstances.

14.Limitation of Liability.

14.1XORTX agrees that, regardless of the form of any claim, XORTX’s sole remedy and CRC’s sole obligation with respect to any claims made related to or arising out of this Agreement shall be governed by this Section.

14.2XORTX’s remedies for defective performance by CRC under this Agreement shall be limited to, at CRC’s option, either: (a) correction of the non-conforming CRO Services, or (b) reimbursements of payments (excluding payments for Expenses) made by XORTX to CRC for such nonconforming CRO Services under the applicable Work Order during the six (6) month period immediately preceding the event for which the claim is made.

14.3CRC’s obligations for any reason other than as set forth in Section 14.2 shall not exceed 50% of aggregate compensation paid to CRC for CRO Services actually performed during the rolling twelve (12) month period preceding the date on which notice of the claim is given under

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the Work Order to which the claim pertains; provided however, with respect to delivery of any notice of claim during the initial twelve (12) months of the applicable Work Order, such limitation shall be equal to the actual aggregate compensation paid to CRC during the first six months of such Work Order; and provided, further, with respect to delivery of any notice of claim following termination or expiration of this Agreement, such limitation shall be equal to fifty percent (50%) of aggregate compensation paid to CRC during the final twelve (12) months of the applicable Work Order.

14.4It is expressly agreed that in no event shall CRC, its Affiliates or anyone else who has been involved in the performance of this Agreement on behalf of CRC be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages arising from any legal theory, even if such person had been apprised of the likelihood of such damages occurring. XORTX agrees that, notwithstanding the applicable statute of limitations, it may not bring any claim against CRC more than one (1) year after the cause of action arose.

15.Investigator and Other Third-Party Payments.

15.1CRC shall, at XORTX’s request in a Work Order, disburse payments to investigators, monitors, laboratories or other third parties contracted with XORTX to provide services with respect to a clinical study for which CRC is providing CRO Services to XORTX (each, a “Third-Party Contractor”). CRC will disburse all such payments (each, a “Third-Party Contractor Fee”) in accordance with the provisions of the agreement between XORTX and the Third-Party Contractor (each, a “Third-Party Contractor Agreement”), a copy of which shall be provided to CRC prior to any payment being made. CRC will not unreasonably withhold any Third-Party Contractor Fee and will not impose additional restrictions on the terms of payment for the Third-Party Contractor Fee set forth in the Third-Party Contractor Agreement.

15.2XORTX shall provide CRC with the funds to pay each Third-Party Contractor Fee, plus any related administrative fee, prior to the date on which CRC is scheduled to disburse such Third-Party Contractor Fee. To the extent payments to any Third-Party Contractors are to be made in a currency other than Canadian dollars, then contrary to the terms of Section 4.3 to make payment in Canadian dollars, funds for each such payment shall be made by XORTX in the currency in which the Third-Party Contractor Fee is to be paid. If XORTX does not provide the funds to CRC, then CRC will not disburse such Third-Party Contractor Fee until it receives the funds, including any administrative fee, from XORTX. In such event, XORTX shall be deemed to have released CRC from all legal liability, and to have covenanted to indemnify and not to sue CRC on any claims related to failure to disburse or otherwise pay the Third-Party Contractor Fee. XORTX agrees that CRC shall not have any liability to XORTX with respect to payments made to any Third-Party Contractor in accordance with the terms of the applicable Third-Party Contractor Agreement, even if XORTX would prefer such payment not be made unless XORTX shall have notified CRC prior to the time the payment is due not to make the payment. If XORTX notifies CRC not to make any payment, XORTX agrees to indemnify CRC with respect to any claims made against it by the Third-Party Contractor related to failure to disburse or otherwise pay the Third-Party Contractor Fee withheld in accordance with XORTX’s instructions.

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15.3If XORTX provides CRC with funds in excess of the total Third-Party Contractor Fees disbursed by CRC (plus any administrative fee for Third-Party Contractor Fees actually paid), then CRC shall prepare and send a reconciliation of such funds to XORTX within ninety (90) days after the early termination or expiration of the Work Order under which such Fees were being disbursed. Any excess funds shall first be applied to undisputed amounts otherwise due to CRC hereunder, and then any remainder shall be refunded to XORTX.

16.Transfer of Responsibilities and Obligations.

16.1If XORTX, pursuant to a Work Order, requests that CRC enter into agreements with investigators, monitors, laboratories, storage facilities, clinical material manufacturers or shippers, or other third parties to provide services with respect to a clinical study for which CRC is providing CRO Services to XORTX (each a “Third-Party Agreement”), then subject to CRC undertaking its obligations under each Third-Party Agreement (except as with respect to payment which is governed by Section 16.2), XORTX will assume all obligations and liabilities under such Third-Party Agreement, including but not limited to all regulatory and legal obligations, and indemnify CRC for any claims made against CRC for any liability incurred by it as a result of the execution and delivery by CRC of such Third-Party Agreement(s). Notwithstanding the foregoing, the Parties shall establish a process for review of Third-Party Agreements before execution, which process shall generally include an agreement on the base form, information provided by XORTX on parameters for changes, and consultation with XORTX on significant issues outside the parameters. If a Work Order terminates (for any reason) before completion of the CRO Services specified therein and pursuant to that Work Order, CRC has entered into any Third-Party Agreements, CRC shall be free to terminate such Third-Party Agreements and XORTX shalt pay all termination fees or other liabilities owed by CRC or its Affiliates due to such termination.

16.2XORTX shall provide CRC with the funds to pay each Third-Party Agreement (the “Third- Party Fees”), plus any administrative fee, before the date on which CRC is scheduled to disburse each such Third-Party Fee. To the extent payments to Third Parties are to be made in a currency other than Canadian dollars, then contrary to the terms of Section 4.3, funds for each such payment shall be made by XORTX in the currency in which the Third-Party Fee is to be paid. If XORTX does not provide the funds to CRC before the scheduled payment date, then CRC will not disburse such Third-Party Fee until it receives the funds (including any administrative fee) from XORTX. CRC shall have no liability to XORTX with respect to payments made to any Third Party in accordance with the terms of a Third-Party Agreement, even if XORTX would prefer such payment not be made unless XORTX instructs CRC not to make the payment before CRC does so. If XORTX fails to provide the required funds on a timely basis or notifies CRC to withhold or otherwise not pay any Third-Party Fees required to be paid under an applicable Third-Party Agreement, then XORTX agrees to indemnify CRC with respect to any claims made against CRC by the Third Party for failure to make (or delay in making) the payment of the Third-Party Fees (including, but not limited to, charges for interest and late payment fees). If XORTX provides CRC with funds in excess of the total Third-Party Fees disbursed by CRC (plus the administrative fee), then CRC shall prepare and send a reconciliation of such funds to XORTX within ninety (90) days after the early termination or expiration of the Work Order under which such Third-Party Fees were being disbursed. Any excess Third-Party Fees shall first be applied to undisputed amounts otherwise due to CRC hereunder, and then any remainder shall be refunded to XORTX.

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16.3Transfer of sponsor obligations with respect to any clinical trial may only be made pursuant to a Work Order, a signed Transfer of Sponsor Obligation form, and otherwise in accordance with 21 CFR 312.52 and other applicable laws and regulations.

17.Audits, Inspections and Site Visits.

17.1XORTX and/or XORTX’s representative may, during normal business hours and upon no less than two (2) weeks’ prior notice, meet with CRC or its applicable Affiliate(s) and their respective employees, consultants, and/or subcontractors engaged in the performance of CRO Services at CRC or at the location(s) of the facilities used to undertake the CRO Services to: (i) examine and inspect the facilities used for the performance of CRO Services, (ii) observe the progress of activities relating to the CRO Services; (iii) inspect and copy or have copied records, documents, information, data, and materials specifically relating to the CRO Services, and (iv) inspect and copy or have copied financial reports and other documents accounting for the fees, costs and expenses of the CRO Services.

17.2CRC will, during regular business hours and on no less than two (2) weeks’ notice, permit a regulatory auditor to have access to CRC’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying such CRO Services.

17.3CRC will, during regular business hours and on no less than two (2) weeks’ notice, permit a financial auditor to have access to CRC’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying the billing for such CRO Services.

17.4At XORTX’s reasonable request, CRC shall cooperate with any regulatory authorities and allow them to review and copy applicable records and data related to the CRO Services. If a request is made directly to CRC (or its applicable Affiliate(s)) by any regulatory authority to review records and data, or to contact, visit, or inspect CRC’s (or its applicable Affiliate’s or investigator’s) records and data, relating to any CRO Services or CRC’s (or its applicable Affiliate’s or investigator’s) performance of CRO Services, then CRC shall notify XORTX as soon as practicable (unless prohibited by law) after such regulatory authority issues or gives to CRC (or any such of its applicable Affiliate(s) or investigator) any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning any CRO Services, and CRC shall provide XORTX a copy thereof. To the extent permitted by law, prior to any submission to a regulatory authority of any response that may be required as a result of the inspection or visit, CRC (its applicable Affiliate(s) or investigator) shall provide XORTX with the opportunity to review and comment on the proposed response.

17.5All persons sent by XORTX to undertake such visits, inspections or audits pursuant to Sections 17.1-17.3 shall be qualified by education, training, and experience, and shall be reasonably acceptable to CRC. The number, extent and frequency of such visits, inspections or audits shall be reasonable under the circumstances and normally shall not exceed one in every twelve (12) month rolling period. Unless such person is an employee of XORTX, he or she shall report to XORTX only those facts and conclusions determined as a result of the visit which are

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directly related to XORTX’s interests. All information obtained from an audit shall be Confidential Information except as otherwise set forth in Section 7.3, above. Unless the visits, inspections and/or audits set forth in Sections 17.1-17.4 are specifically included in a Work Order, XORTX shall, in addition to any other payment obligations under this Agreement, pay CRC, on a time-and-materials basis, at its current rates for the CRC or Affiliate personnel assigned to supervise or otherwise participate in or assist administratively with such audit, inspection or visit, including without limitation for any CRC or Affiliate personnel required to participate in it or meet with the regulatory inspectors.

18.Force Majeure; Other Delays.

18.1if either Party is delayed in, hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems, restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of such Party, then performance of such act shall be excused until the cause is remedied. The delayed Party shall use commercially reasonable efforts to resume performance as soon as possible. Notwithstanding the foregoing, this Section 18.1 shall not apply to or excuse any failure to make payments when due.

18.2CRC will not be liable to XORTX nor be deemed to have breached this Agreement for errors, delays or other consequences arising from the failure of XORTX or any third party not under CRC’s direct control to provide documents, materials or information in a timely manner or otherwise cooperate in order for CRC to perform its obligations, and any such failure by XORTX or any third party not under CRC’s direct control shall automatically extend any timelines affected by such failure by at least the period of the delay (and such longer period as it may take as a result of the need to suspend and then wind up again), unless XORTX agrees in writing to pay any additional costs that would be required to meet the original timeline.

19.Independent Contractor. CRC shall perform CRO Services as an independent contractor. Neither Party has authority to make any statement, representation, or commitment of any kind nor to take any action binding on the other Party without the other Party’s prior written consent.

20.Use of XORTX’s Name. XORTX agrees that CRC may use XORTX’s name as a reference for prospective clients or in literature relating to CRC’s capabilities, provided that such use does not violate Section 7 above.

21.Notification. Any notices given hereunder shall be in writing and shall be deemed to have been given on the earlier of personal receipt by an authorized representative of the Party, or receipt at the Party’s notice address. Notice may be given by the following means: registered mail/return receipt requested, overnight courier, or personal delivery. All notices shall be sent to a Party at its address set forth on the signature page of this Agreement, or to such other address as is given by notice to the other Party. Notices are deemed given on receipt or attempted delivery (if receipt is refused).

22.Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving Party. No such valid waiver shall be

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deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events. A waiver shall not excuse use a subsequent breach of the same term, unless the waiver so states.

23.Severability. If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the Parties’ intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.

24.Contract Interpretation and Dispute Resolution.

24.1The official language of this Agreement and any interpretation of it is English. All contract interpretations, notices and dispute resolutions shall be in English. Any attachments or amendments to this Agreement shall be in English. Translation of any of these documents shall not be construed as official or original versions of the documents. Les parties a cette convention ont expressement requis que cette convention et tout avis et autres documents y afferents soient rediges en longue anglaise et s’en deciarent satisfaits.

24.2This Agreement has been prepared following arm’s-length negotiations in which each Party had the opportunity to consult with legal counsel regarding the provisions hereof. Every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Party or Parties.

24.3This Agreement shall be governed by, construed and interpreted in accordance with the laws of the laws of Canada and of the Province of Quebec, excluding the United Nations Convention on Contracts for the International Sale of Goods, and no conflict-of-laws provision shall be invoked to permit application of the laws of any other province, country or jurisdiction.

24.4Any controversy, claim or dispute arising out of, in connection with or relating to this Agreement shall be first submitted to mediation, which mediation shall take place in Montreal, Quebec, unless another location shall be agreed upon by the Parties. In the event mediation is not successful, then the dispute shall be resolved in binding arbitration in accordance with the terms of Exhibit A.

24.5Notwithstanding Section 24.4, (a) with respect to any uncollected invoice, if CRC shall have inquired as to whether there is a dispute as to whether payment is due as a result of issues in performance of the CRO Services and received no response or a response that there is no dispute, then CRC may bring a collection suit in a court resident in the Montreal Urban Community, and XORTX consents to the jurisdiction of such courts in such matter; and (b) if damages for a breach are not likely to be an adequate remedy, then either Party may commence injunction proceedings before a court of equity sitting in the Montreal Urban Community, and the Parties hereby consent to the jurisdiction of such court. Any arbitration award shall be homologated such that it can be put into compulsory execution in accordance with Articles 946 and following of the Quebec Code of Civil Procedure.

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25.Survival. The representations and warranties of the Parties in Section I 0 shall survive the events to which they relate and survive the expiration or earlier termination of this Agreement and the rights and obligations of the Parties set forth in Sections 3.2, 4, 5, 7-17, 20, 24 and 25 shall survive expiration or earlier termination of this Agreement.

26.Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided however, that either Party may assign this Agreement in connection with a merger or the sale of all or substantially all of the assigning Party’s assets or equity on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning Party and such acquirer or purchaser must assume the assigning Party’s obligations under this Agreement.

27.Freedom to Contract. Except with respect to CRO Services for which XORTX specifically hires CRC to perform under this Agreement, (a) XORTX is not required to use CRC for any specific work; (b) XORTX is free to retain others to perform the same or similar CRO Services as offered by CRC; (c) CRC is not required to provide any CRO Services to XORTX; and (d) CRC is free to provide CRO Services to other clients that are similar to CRO Services provided to XORTX.

28.Entire Agreement. Exhibit A to this Agreement and Work Orders are incorporated into and made a part of this Agreement. This Agreement, including the incorporated Exhibit A and Work Orders, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof; provided however, that all prior confidentiality, nonuse and nondisclosure agreements shall remain in effect as to all matters not specifically covered by this Agreement. Except as otherwise authorized herein, changes, modifications, and amendments shall be valid only if made in writing and signed by both Parties. To be effective, any agreement between the Parties purporting to amend a term of this Agreement, including without limitation any Work Order, must specifically identify that term’s Section number and state the Parties’ specific intent to amend that term.

29.Signatures.  This Agreement and any amendment or Work Order issued under it may be executed in one or  more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted by email after having been scanned shall be accepted as originals for the purposes of this Agreement and nay Work Orders issued hereunder.

The Parties have executed this Agreement as of the date first written above.

Cato Research Canada Inc.		XORTX Pharma Corp.
By:	/s/ Daniel Cato	By:	/s/ Allen Davidoff
	The signer certifies that he/she has the authority to execute this Master Services Agreement on behalf of Cato Research Canada Inc.		The signer certifies that he/she has the authority to execute this Master Services Agreement on behalf of XORTX Pharma Corp.

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Name:	Dan Cato	Name:	Allen Davidoff
Title:	Assistant Secretary	Title:	President & CEO

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EXHIBIT A

ARBITRATION PROCEDURES

The following rules shall apply to any arbitration of the parties under Section 24:

1.Location and Language. The location of the arbitration shall be in Canada, unless the Parties should agree to a different location. The arbitration shall be conducted in American English and any findings and/or decisions shall be rendered in American English.

2.Number and Selection of Arbitrator. The arbitration shall be conducted by one arbitrator who is independent and disinterested with respect to the Parties. this Agreement, and the outcome of the arbitration (a “neutral arbitrator”). If the Parties cannot agree on a neutral arbitrator, then each Party shall select an arbitrator it believes to be neutral, who together shall select a third neutral arbitrator to conduct the arbitration. The arbitrator will be selected with consideration given to his or her experience with disputes of the type being submitted (e.g., the nature of the claim and the technology involved). It is the intent of the Parties that the final arbitrator be selected within thirty (30) days after the arbitration demand is first made.

3.Case Management. Prompt resolution of any dispute is important to both Parties and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical to obtain a just resolution of the dispute.

4.Remedies. The arbitrator shall follow and apply the applicable law. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deems just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator. The arbitrator may not award punitive damages and no court action may be maintained seeking punitive damages.

5.Expenses. The expenses of the arbitration, including the arbitrator’s fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrator, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

6.Confidentiality. The Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, (a) the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees. management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected; (b) if a Party has stock that is publicly traded, the Party may make such disclosures as are required by applicable securities laws or listing rules; and (c) if a Party is expressly asked by a Third Party about the dispute or the arbitration, the Party

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XORTX Pharma Corp.
CONFIDENTIAL	Cato Research Canada Inc.
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may disclose and acknowledge in general and limited terms that there is a dispute with the other Party which is being (or has been) arbitrated.

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